Exhibit 10.2

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

2011 OMNIBUS INCENTIVE PLAN

Notice of Performance-Based Restricted Stock Grant

You (the “Grantee”) have been granted the following award of restricted Common Stock (the “Restricted Stock”) of First Federal Bancshares of Arkansas, Inc. (the “Company”), par value $0.01 per share (the “Shares”), pursuant to the First Federal Bancshares of Arkansas, Inc. 2011 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Performance-Based Restricted Stock Award Agreement:

Name of Grantee:	[•]

Number of Shares of Restricted Stock Granted:	[•]

Effective Date of Grant:	[•]

Vesting and Restriction:	See Appendix A

By your signature and the signature of the Company’s representative below, you and the Company agree and acknowledge that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and the attached Performance-Based Restricted Stock Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Performance-Based Restricted Stock Award Agreement.

Grantee:	First Federal Bancshares of Arkansas, Inc.

By:
(Name)	Name:
Date:	Title:
Address:

Appendix A

Vesting and Restrictions

This grant is subject to both time and performance-based vesting restrictions described below (collectively, the “Period of Restriction”).

Performance Restriction

In order for the Restricted Stock to vest, the Compensation Committee of the Board of Directors of the Company (the “Committee”) must determine that the Company has achieved:

[Insert Applicable Performance Criteria]

Anniversary Date	% of Restricted Stock
First (1st) anniversary of the Effective Date of Grant	33.33%
Second (2nd) anniversary of the Effective Date of Grant	33.33%
Third (3rd) anniversary of the Effective Date of Grant	33.33%

Vesting

If the performance requirements are not achieved on or before [•] [•], 20[•], none of the Restricted Stock granted hereunder shall vest and, for no consideration, will automatically forfeit to the Company.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
2011 OMNIBUS INCENTIVE PLAN

Performance-Based Restricted Stock Award Agreement

Section 1. Grant of Restricted Stock

(a) Restricted Stock. On the terms and conditions set forth in the Notice of Performance-Based Restricted Stock Grant, which is incorporated by reference, and this Performance-Based Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Restricted Stock set forth in the Notice of Performance-Based Restricted Stock Grant.

(b) Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Performance-Based Restricted Stock Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2. Forfeiture and Transfer Restrictions

(a) Forfeiture Restrictions.

(i) If the Grantee’s employment or service as a Director or Consultant, as the case may be, is terminated for any reason other than death, Disability (as defined below) or termination by the Company and its Subsidiaries without Cause (as defined below), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock that are not vested at the time of such termination.

(ii) If the Grantee’s employment or service as a Director or Consultant, as the case may be, terminates due to the Grantee’s death or Disability (as defined below), or is terminated by the Company and its Subsidiaries without Cause (as defined below), prior to vesting of all of the Restricted Stock granted pursuant to the Notice of Performance-Based Restricted Stock Grant and this Agreement, then, subject to the satisfaction of the Performance Restriction described in the next sentence, the Period of Restriction with respect to such Restricted Stock shall lapse, and the Restricted Stock shall vest and become free of the forfeiture and transfer restrictions described in this Section 2 on the date of the Grantee’s termination of employment or service. In the event the Performance Restriction set forth in Appendix A has not been satisfied on the date of the Grantee’s termination of employment or service, then the Restricted Stock shall not vest and Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock that are not vested at the time of such termination.

(iii) The term “Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term

“Cause” shall mean (A) the willful engaging by the Grantee in misconduct that is demonstrably injurious to the Company or any Parent or Subsidiary (monetarily or otherwise), as determined by the Company in its sole discretion, (B) the Grantee’s conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude, or (C) the Grantee’s violation of any confidentiality, non-solicitation, or non-competition covenant to which the Grantee is subject.

(iv) The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Disability,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(b) Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent the Restricted Stock is subject to a Period of Restriction.

(c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with Appendix A attached to the Notice of Performance-Based Restricted Stock Grant. Subject to the terms of the Plan and Sections 2(d) and 4(b) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares of Restricted Stock that are subject to this Agreement free of all restrictions otherwise imposed by this Agreement.

(d) Holding Requirement Following Period of Restriction. If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act) during the six-month period following the date the Shares of Restricted Stock vested, the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any vested Shares of Restricted Stock during such six-month period; provided, however, that this Section 2(d) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

Section 3. Stock Certificates.

As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in a restricted book-entry account at the Company’s transfer agent. The Grantee shall have no dividend rights but shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock is paid in cash or Shares or any other security issued by the Company, such cash or Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid and shall be paid or distributed within thirty (30) days of vesting of such Restricted Stock.

Section 4. Trading Stock

Keep in mind that you are subject to insider trading liability if you are aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if you are a Section 16 officer of the Company, you are subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as the “blackout period”. The current “blackout period” is from the end of each calendar quarter through two (2) days following the Company’s earnings release.

Section 5. Miscellaneous Provisions

(a) Acknowledgements. The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting or transfer of the Restricted Stock and that the Grantee should consult an independent tax advisor.

(b) Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to this Award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(c) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Performance-Based Restricted Stock Grant by the Company, the Board or the Committee.

(d) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(e)  Section 83(b) Election.  If Grantee makes an election pursuant to section 83(b) of the Code with respect to this Award, Grantee shall be required to promptly file a copy of such election with the Committee, file notice of the election with the Internal Revenue Service within thirty (30) days of the date of the grant and shall provide the required withholding to the Company pursuant to Section 5(b).  Grantee is solely responsible for any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

(f) Choice of Law. This Agreement and the Notice of Performance-Based Restricted Stock Grant shall be governed by, and construed in accordance with, the laws of the state in which the Company is incorporated, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Performance-Based Restricted Stock Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(g) Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Performance-Based Restricted Stock Grant shall be settled by binding arbitration before a single arbitrator in Harrison or Little Rock, Arkansas and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Performance-Based Restricted Stock Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Texas, without regard to internal principles relating to conflict of laws.

(h) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(i) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(j) References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(k) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.